CONTINUING SECURITY AGREEMENT


NAME OF DEBTOR:  I.G.K. Industries, Inc. (the "Debtor")

TAXPAYER I.D. NO.: 38-2365501


DEBTOR'S ADDRESS (Chief executive office):  7232 Jackson Rd., Ann Arbor, MI
48103

GRANT OF SECURITY INTEREST: The Debtor grants to NBD Bank, the secured party referred to as "Bank", whose address is 611 Woodward Avenue, Detroit, Michigan 48226, a continuing security interest in the Collateral listed below, to secure the payment and performance of:

                All of Debtor's debt to the Bank; and

                (check if applicable)
                [ ] All of ------------------'s (Name of Borrower if other than Debtor) debt to the Bank.

Debt shall include each and every debt, liability and obligation of every type and description now owed or arising at a later time, whether they are direct or indirect, joint, several, or joint and several and whether or not of the same type or class as presently outstanding, which shall collectively be referred to as "Liabilities." Liabilities shall also include all interest, costs, expenses and reasonable attorney's fees accruing to or incurred by the Bank in collecting the Liabilities or in the protection, maintenance or liquidation of the Collateral.

COLLATERAL:

        [X] Accounts Receivable  [X] Equipment    [ ] Farm Products

        [X] Inventory    [  ] Instruments     [ ]  Specific (see Item 6)

NOTE: If no box is checked, it is expressly agreed by Debtor that the Bank is granted a security interest in "All Assets." "All Assets" of Debtor shall include Accounts Receivable, Inventory, Equipment, Instruments and Farm Products, all as defined below.

DESCRIPTION OF COLLATERAL: The Collateral covered by this agreement is all of the Debtor's property indicated above and defined below, present and future, including but not limited to any items listed on any schedule or list attached. Also included are all proceeds, including but not limited to stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper and general intangibles arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor.

Also included are the Debtor's books and records which relates to the Collateral. Where the Collateral is in the possession of the Bank, the Debtor agrees to deliver to the Bank any property which represents an increase in the Collateral or profits or proceeds of the Collateral.

                1. "Accounts Receivable" shall consist of accounts, chattel paper and general intangibles as those terms are defined in the Michigan Uniform Commercial Code ("UCC"). Also included is any right to a refund of taxes paid at any time to any governmental entity. Also included are letters of credit, and drafts under them, given in support of Accounts Receivable. Debtor warrants that its chief executive office is at the address shown above.

                2. "Inventory" shall consist of all property held at any location by or for Debtor for sale, rent, or lease, or furnished or to be furnished by the Debtor under any contract of service, or raw materials or work in process and their products, or materials used or consumed in its business, and shall include containers and shelving useful for storing. Without limiting the security interest granted, Inventory is presently located at 7232 Jackson Rd., Ann Arbor, MI 48103.

                3. "Equipment" shall consist of any goods at any time acquired, owned or held by Debtor at any location primarily for use in its business, including, but not limited to, machinery, fixtures, furniture, furnishings and vehicles, and any accessions, parts, attachments, accessories, tools, dies, additions, substitutions, replacements and appurtenances to them or intended for use with them. Without limiting the security interest granted, Equipment is presently located at 7232 Jackson
Rd., Ann Arbor, MI  48103

                4. "Instruments" shall consist of Debtor's interest of any kind in any negotiable instrument or security as those terms are defined in the UCC, or any other writing which evidences a right to payment of money and is of a type which is, in the ordinary course of business, transferred by delivery alone or by delivery with any necessary endorsement or assignment.

                5. "Farm Products" shall consist of all poultry and livestock and their young, along with their products and produce; all crops, annual or perennial, and all products of the crops; and all feed, seed, fertilizer, medicines, and other supplies used or produced in farming operations. The Debtor will provide the Bank with a written list of the buyers, commission merchants or selling agents to or through whom it may sell the Farm Products, in form acceptable to the Bank. The Debtor will keep this list current by notice to the Bank at least seven (7) days prior to any sale. In this paragraph the terms farm products, buyers, commission merchants and selling agents have the meanings given to them in the Federal Food Security Act of 1985, and Section 9307 of the UCC.

                6. "Specific" shall consist of the following, and all accessions, parts, attachments, accessories, additions, substitutions,
replacements, appurtenances and their related rights:   --------------------
----------------------------------------------------------------------------
presently located at: ------------------------------------------------------
---------------------------------------------------------------------------.



ADDITIONAL TERMS AND CONDITIONS: The Debtor agrees to all of the Terms and Conditions on the reverse.

WAIVER OF JURY TRIAL: The Bank and the Debtor after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any related instrument or agreement, or any of the transactions contemplated by this agreement, or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Debtor shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Debtor except by a written instrument executed by both of them.




                                            DEBTOR:


Dated:   February 19, 1997                 I.G.K. Industries, Inc.


                                  By:--------------------------
                                  Its: ---------------------------


                                  Its:----------------------------